Exhibit 10.4

POST CLOSING AND INDEMNITY AGREEMENT

THIS POST CLOSING AND INDEMNITY AGREEMENT (“Agreement”) is dated this 4th of August, 2014 by LAYTON POINTE, L.C., a Utah limited liability company, and EAGLE POINTE FINANCIAL GROUP, INC., a Utah corporation (collectively, “Seller”), and IREIT LAYTON POINTE, L.L.C., a Delaware limited liability company (“Purchaser”), in connection with the acquisition of Layton Pointe Shopping Center in Layton, Utah (referred to as the “Property” as defined in that Letter Agreement dated June 24, 2014 (as amended, “Contract”) by and between Seller and Purchaser’s predecessor-in-interest, Inland Real Estate Acquisitions, Inc. (“Inland”).

WHEREAS, Purchaser is the successor to Inland with respect to the Contract; and

WHEREAS, in connection with the acquisition of the Property from Seller, Purchaser requires a confirmation of Seller to complete certain obligations following the closing (the “Closing”) for the acquisition of the Property by Purchaser; and it being acknowledged that Purchaser would not complete its purchase of the Property without Seller=s execution of this Agreement; and

WHEREAS, in order to proceed to Closing, Purchaser requires Seller to make certain undertakings, to obtain documents regarding or confirming certain issues, and/or certifications as to the state of facts regarding such issues, and further, Purchaser requires that Seller indemnify and hold harmless Purchaser, and each of its successors, assigns, officers, directors, employees and lenders (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from any loss, cost or expense incurred by any Indemnified Party, including costs and attorneys fees, (“Loss”) as a result of either Seller’s failure to obtain the required documents, Seller=s failure to timely complete its obligations as set forth herein, or any Loss that results from a certification hereafter being incorrect.

NOW, THEREFORE, for good and valuable consideration including the mutual promises contained herein, the parties hereto agree as follows:

1.                Tenant Reconciliations. Seller agrees to indemnify and hold Purchaser, its lender and their respective successors and assigns harmless from and against any claims relating to or arising out of claims by any tenant to the Property relating to reconciliations for periods ending prior to the Closing, including, but not limited to, claims relating to refunds of real estate taxes. Additionally, for a period of three (3) years commencing on the date hereof, Seller hereby agrees to indemnify and hold Purchaser, its lender and their respective successors and assigns harmless from and against any claims relating to or arising out of claims by any tenant to the Property relating to reconciliations for periods from and after the date of Closing relating to refunds of real estate taxes to such tenant due to provisions in such tenant’s lease which allows such tenant to pay less than such tenant’s pro rata share of real estate taxes for the Property (i.e., slippage).

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2.                Earnouts. Seller and Purchaser hereby acknowledge and agree that the Property is not one hundred percent (100%) occupied at the time of Closing with all tenants occupying their space, open for business and paying full rent, including CAM, taxes and insurance current. Notwithstanding anything to the contrary set forth in the Contract, Seller shall have until December 31, 2014 (“Earnout Period”) to receive additional proceeds of $320,000.00 (“Earnout Purchase Price”) by leasing the vacant space shown on Exhibit A attached hereto and made a part hereof (“Earnout Space”) to America’s Best Contacts & Eye Glasses or such other tenant acceptable to Purchaser (“Earnout Tenant”) upon lease terms reasonably acceptable to Purchaser and with a minimum five (5) year lease term and an annual base rent of at least $20.00 per square foot; provided, however, in no event shall the overall purchase price for the Property exceed $27,313,000.00. During the Earnout Period, it shall be Seller’s responsibility and sole cost and expense for leasing out and paying all costs related to placing the Earnout Tenant into the Earnout Space, including, but not limited to, any commissions, tenant improvement allowances and concessions; provided, however, no tenant shall be Seller or an affiliate of Seller. The lease for the Earnout Space shall be subject to Purchaser’s prior written consent, such consent may be withheld by Purchaser in its reasonable discretion, and Seller is not entitled to any portion of the Earnout Purchase Price until a Purchaser-approved tenant under a Purchaser-approved lease for an Earnout Space has accepted its space “as is” and takes total possession, has opened for business and commences full rental payments, including CAM, taxes and insurance on a pro rata basis, and Purchaser has received an estoppel letter reasonably acceptable to Purchaser from the Earnout Tenant (“Earnout Requirements”). The Earnout closing shall occur upon ten (10) business days advance written notice to Purchaser that the Earnout Requirements have been satisfied and provided that the Earnout Period has not expired; provided, however, (a) Seller hereby acknowledges that Seller waives its right to the Earnout Purchase Price if the Earnout Requirements have not been fully satisfied during the Earnout Period, and (b) at the Earnout closing, Seller shall deliver to Purchaser (if not previously delivered) a down date endorsement to Purchaser’s Owner’s Policy of Title Insurance showing that there are no mechanic’s or materialmens’ liens affecting Purchaser’s title to the Property caused by Seller.

Purchaser shall act in a commercially reasonable manner and in good faith during its review and determination of the approval of the Earnout Tenant and/or lease presented to Purchaser. Also, Purchaser agrees to respond to any request for the approval of any new proposed Earnout Tenant and/or lease presented to Purchaser within seven (7) business days after receipt of such request and all reasonable documentation required to evaluate such request by Purchaser. If Purchaser fails to respond to such request within such 7-business day period and such failure continues for a period in excess of five (5) business days after Purchaser’s receipt of notice of such failure, then such proposed Earnout Tenant and/or lease shall be deemed approved by Purchaser.

3.                Further Assurances. Seller and Purchaser agree to cooperate with each other following the closing to confirm any matter and execute any document reasonably required by the other party in furthering of the Closing and consistent with the requirements of the Contract.

4.                Defined Terms. All capitalized terms which are not expressly defined herein shall have the meaning as set forth in the Contract.

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5.                Indemnification. Seller agrees to indemnify and hold the Indemnified Parties harmless from any Loss.

6.                Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns and may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the first date written above.

(signature page follows)

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SIGNATURE PAGE FOR

POST CLOSING AND INDEMNITY AGREEMENT

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed as of the day and year first above written.

SELLER:

LAYTON POINTE, L.C., a Utah limited liability company

By:	Eagle Pointe Financial Group, Inc., a Utah corporation, its manager

	By:	/s/ Gary L. Howland
	Name:	Gary L. Howland
	Title:	CEO of Eagle Pointe Financial Group, Inc.

EAGLE POINTE FINANCIAL GROUP, INC., a Utah corporation

By:	/s/ Gary L. Howland
Name:	Gary L. Howland
Title:	CEO

PURCHASER:

IREIT LAYTON POINTE, L.L.C. an Delaware limited liability company

By:	Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member

	By:	/s/ Marcia L. Grant
	Name:	Marcia L. Grant
	Title:	Assistant Secretary

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EXHIBIT A

EARNOUT SPACE

(see attached)